PRICING SUPPLEMENT NO. 96-29 Dated December 18, 1996    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357





                       BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                          (Book Entry Notes)


Salomon Brothers Inc purchased $25,000,000 principal amount of these Medium-Term Notes, Series H, maturing on October 22, 1999, at a principal price of $25,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.



      Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  October 22, 1999       Initial Interest Rate:
                                         Determined as if the Settlement
Interest Rate Basis:                     Date was an Interest Reset Date.
  LIBOR
                                       Interest Reset Dates:
Specify Other Base Rate: N/A             Same as Interest Payment Dates

Index Maturity: 3-month                Settlement Date (Issue Date):
                                         December 23, 1996
Spread: plus 0.08%
                                       Calculation Agent:
Spread Multiplier: N/A                   The Chase Manhattan Bank

Maximum Interest Rate: N/A             Optional Repayment Date(s):
                                         N/A
Minimum Interest Rate: N/A
                                       Additional Terms:
Interest Payment Dates:                  For the purposes of the Notes
  The 22nd of each January, April,       contemplated hereunder, interest
  July and October commencing on         payments will include interest
  January 22, 1997, through and          accrued to, but excluding, the
  including the Maturity Date.           Interest Payment Date.